Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated July 25, 2014 (except Note 1, as to which the date is November 7, 2014), in Amendment No. 8 to the Registration Statement (Form S-1 No. 333-197660) and related Prospectus of Virgin America Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

November 7, 2014